UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 3, 2012

AURASOUND, INC.

(Exact name of registrant as specified in Charter)

Nevada	000-51543	20-5573204
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2850 Red Hill Avenue, Suite 100

Santa Ana, California 92705

(Address of Principal Executive Offices)

(949) 829-4000

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        On May 3, 2012, Mr. Harald Weisshaupt resigned as Chief Executive Officer, President and Chief Financial Officer and as a director of Aurasound, Inc. (the “Company”), effective immediately. Mr. Weisshaupt agreed to make himself reasonably available to assist the Company in the transition of his job duties for a 30-day period after his date of resignation in exchange for which he will receive from the Company 6-months severance and benefits.

(c)        Appointment of interim Chief Executive Officer

On May 3, 2012, the board of directors of the Company appointed Mr. Robert Tetzlaff, who is, and since 2010 has been, a director of the Company and who is, and since April 2012 has been, the Chairman of the Board, as interim Chief Executive Officer of the Company.

Mr. Tetzlaff, age 60, serves as President of GGEC America, an OEM audiosystems and electronics manufacturer, a position he has held since April 2010. From October 2001 to April 2010, Mr. Tetzlaff served as a Vice President and Business Unit Manager with GGEX America. Prior to October 2001, Mr. Tetzlaff held various positions with a number of companies that provided audio systems or speakers to the automotive industry. Mr. Tetzlaff graduated from the University of Illinois with a degree in Electrical Engineering Technology. There are no family relationships known to the Company between Mr. Tetzlaff and any other officers or directors of the Company. Mr. Tetzlaff was originally appointed to the board of directors in 2010 in connection with the GGEC Transaction (as defined below).

As stated above, Mr. Tetzlaff currently serves as President of GGEC America. On July 10, 2010, the Company entered into and consummated a Securities Purchase Agreement with GGEC America and its parent GGEC, pursuant to which the Company sold and issued to GGEC America (i) 6,000,000 unregistered shares of common stock, which, following the consummation of the Securities Purchase Agreement, constituted approximately 55% of the Company’s issued and outstanding shares of common stock, (ii) a 5 year warrant to purchase 6,000,000 shares of common stock at an exercise price of $1.00 per share, and (iii) a 3 year warrant to purchase 1,817,265 shares of common stock at an exercise price of $0.75 per share; for an aggregate purchase price of $3,000,000 (the “GGEC Transaction”). GGEC America paid the purchase price for the shares and warrants by cancelling $3,000,000 of indebtedness owed by the Company to GGEC America and GGEC. In addition, pursuant to the Securities Purchase Agreement, the Company issued 3 year warrants to GGEC America to purchase a total of 60,000 shares of common stock at an exercise price of $0.75 per share. The foregoing warrants issued to GGEC America are exercisable for cash only.

On July 30, 2010, the Company and GGEC entered into a Manufacturing Agreement which superseded and replaced the Manufacturing Agreement between the Company and GGEC dated December 12, 2007. Pursuant to the Manufacturing Agreement, the Company granted to GGEC the right to manufacture and package the Company’s products and to transfer this right to its affiliates. GGEC agreed that any new inventions or related products or processes developed by GGEC under the Company’s intellectual property and know-how shall be the property of the Company. For the manufacturing services performed pursuant to the Manufacturing Agreement, the Company agreed to pay GGEC the cost of all materials required to build the products, labor charges, finance charges, selling, general and administrative expenses, spoilage charges and an amount of profit. The Company also agreed to pay the costs of shipping the products and tooling charges for the improvement of products or for the development of new products. GGEC agreed to provide an office to host the Company’s engineering and support team. GGEC has also agreed to provide the use of its audio testing facilities at no charge to the Company. The Company and GGEC also agreed to develop new products that will be manufactured by GGEC and sold by the Company.

Appointment of President

On May 3, 2012, the board of directors of the Company appointed Mr. Aman Singha, who is, and since 2010 has been, the Company’s Chief Administrative Officer and Secretary, as President of the Company. Mr. Singha, age 41, brings 14 years of combined experience in operations, executive management and strategic planning at various portfolio companies as well as an attorney previously in private practice with experience in M&A, venture capital, public and private offerings and general corporate law. Mr. Singha also serves as Senior Vice President of Waveland Capital Group, LLC, a merchant bank located in Southern California focused on venture financing and energy project financing and is a member of the board of directors of Sonim Technologies, maker of rugged mobile phones. Mr. Singha has also been published in “The Venture Capital Legal Handbook.” Mr. Singha received a Bachelor of Arts from Simon Fraser University and a Juris Doctor degree from New York Law School. There are no family relationships known to the Company between Mr. Singha and any other officers or directors of the Company.

The Company has not yet appointed a new Chief Financial Officer to replace Mr. Weisshaupt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aurasound, Inc.

Date: May 8, 2012	By:	/s/ Robert Tetzlaff
	Name:	Robert Tetzlaff
	Title:	Chief Executive Officer